Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-294101) and Form S-8 (No. 333-213042, 333-233180, 333-273921 and 333-291298) of Orion Energy Systems, Inc. of our report dated June 4, 2026, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, P.C.

Milwaukee, Wisconsin

June 4, 2026